Exhibit 10.1

PROJECT AGREEMENT
and
AGREEMENT TO EXCHANGE REAL ESTATE

THIS AGREEMENT (“Agreement”) is entered into this 28th day of March, 2013 (“Effective Date”) by and between Chromcraft Revington, Inc., a Delaware corporation (“Company”) and Tate County, Mississippi (“County”).

Recitals

A.         The County owns certain property located at One Quality Lane, Senatobia, Mississippi (the “County Real Estate”) comprised of approximately 59.86 acres upon which the Company’s plant (the “Plant”) is located and leased from the County in accordance with a series of leases and agreements which are listed on Exhibit “A” attached hereto (collectively, the “Leases”).

B.         The Company owns real estate to the immediate east of the County Real Estate upon which Chromcraft Lake and a small maintenance building are located (the “CRI Real Estate”), with the balance being unimproved, comprised of approximately 50.2 acres.  The County Real Estate and the CRI Real Estate are collectively, or individually, as the case may be, referred to herein as the “Real Estate.”

C.         The parties desire to exchange their respective Real Estate with each other, with the Company making certain economic development commitments, all as hereinafter more specifically provided for herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1.         Condition of Properties to be Conveyed.  At the Closing, as hereinafter defined, Company shall convey to County good, marketable and indefeasible title in fee simple, subject to Permitted Exceptions, to the CRI Real Estate in substantially the same condition as it is in now, ordinary wear and tear excepted, and County shall convey to Company good, marketable and indefeasible title in fee simple, subject to Permitted Exceptions, to the County Real Estate in substantially the same condition as it is in now, ordinary wear and tear excepted.

2.         Purchase Price.  The purchase price for each Real Estate shall offset the other so that no consideration shall be paid at Closing.

3.         No Earnest Money.  No earnest money has been paid by either party to the other.

4.         Due Diligence.  Each party shall have thirty (30) days (“Due Diligence Period”) from the Effective Date to complete any inspections and examinations and shall have the unconditional right to terminate this Agreement for any reason whatsoever with no further obligation by written notice within the Due Diligence Period.  The Company’s obligations hereunder are conditioned upon approval of this Agreement by its Board of Directors prior to the expiration of the Due Diligence Period.  Prior to the expiration of the Due Diligence Period, Company shall obtain at its expense a Phase I environmental report on the CRI Real Estate for submittal to the County.

5.         Conveyance.

5.1.	CRI Real Estate shall be conveyed by Company to County, subject to all easements of record, rights of way, and other encumbrances of public record (“Permitted Exceptions”).

5.2.	County Real Estate shall be conveyed by County to Company, subject to all easements of record, rights of way, and other encumbrances of public record (“Permitted Exceptions”).

6.         Title Evidence.  Prior to the expiration of the Due Diligence Period, each party may obtain, at its expense, such title insurance or other evidence of title it desires for the Real Estate it is acquiring.

7.         Survey.  Prior to the expiration of the Due Diligence Period, each party may obtain, at its expense, whatever survey it desires for the Real Estate it is acquiring.

Prior to Closing, Company shall cause any encumbrance, or title or survey defect on the CRI Real Estate which is objected to by County during the Due Diligence Period to be removed therefrom or County shall have the right to terminate this Agreement, and prior to Closing, County shall cause any encumbrance, or title or survey defect on the County Estate which is objected to by Company during the Due Diligence Period to be removed therefrom or Company shall have the right to terminate this Agreement.

8.         Taxes, Assessments and Expenses.  The parties agree that the Real Estate taxes shall be not be prorated as of the Closing Date and each party assumes and agrees to pay all tax installments and assessments for public improvements becoming due after the Closing with respect to the Real Estate it is acquiring.  Company and County shall each be responsible for their own legal fees.

9.         Insurance.  Any insurance maintained on either Real Estate shall be cancelled at Closing, and each party shall be responsible for having its own insurance in place at Closing with respect to the real estate being acquired.

10.       Company Warranties.  Company represents and warrants, and the same shall be true as of, and as a condition of, Closing, as follows:

10.1.
Company is the sole legal and beneficial owner of the CRI Real Estate and has good, indefeasible and marketable fee simple title to the CRI Real Estate, free and clear of any and all liens other than the Permitted Exceptions.

10.2.
This Agreement has been duly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company, enforceable in accordance with its terms, subject to final approval by the Board of Directors of the Company during the Due Diligence Period.  Neither the execution of this Agreement nor the consummation of the transfer of the CRI Real Estate contemplated hereby (i) conflicts with, violates or constitutes a default under or breach of (a) any law, statute, rule, regulation, ordinance, code, government requirement, order or decree, or (b) any promissory note, security agreement, mortgage, lease, contract, agreement, understanding or arrangement, or (ii) results or will result in the creation of or gives any party other than County the right to acquire the CRI Real Estate, to obtain a lien upon the CRI Real Estate or to obtain any adverse right or claim upon the CRI Real Estate.

10.3.
Company has the full right, power, and authority to enter into this Agreement and to consummate the transaction contemplated herein, subject to final approval by the Board of Directors of the Company during the Due Diligence Period.  No consent, approval, authorization or waiver of any third party or any governmental agency or authority is required in connection with the sale of the CRI Real Estate by Company to County which will not be satisfied prior to the expiration of the Due Diligence Period.  There is no contract, agreement, understanding, commitment or option, other than this Agreement, relating to the purchase or sale of the CRI Real Estate.

10.4.
Company acknowledges that it is responsible for (a) the presence of any “Hazardous Substances” (as defined below) on the County Real Estate, or (b) any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto any of the County Real Estate or any adjacent properties, or (c) any spills or disposal of Hazardous Substances that have occurred or are presently occurring off the County Real Estate as a result of any construction on or operation and use of the County Real Estate.

10.5.
Company acknowledges that it is responsible for any failure to comply with all applicable local, state, and federal environmental laws, regulations, ordinances, and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport, and disposal of any Hazardous Substances.

10.6.
Company agrees to indemnify and hold County harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, lawsuits, and other proceedings and costs and expenses (including attorney’s fees) arising directly or indirectly from or out of or in any way connected with (a) the failure of Company to discharge its obligations under Sections 10.4 and 10.5 above, (b) any activities on the County Real Estate during Company’s occupation, possession, or control of the County Real Estate which directly or indirectly result in the County Real Estate or any other property becoming contaminated with Hazardous Substances, (c) the discovery of Hazardous Substances on the County Real Estate or on any other properties which may affect the County Real Estate attributable to the period of the Company’s occupation, possession, or control of the County Real Estate, and (d) the cleanup of Hazardous Substances on the County Real Estate or on any other properties which may affect the County Real Estate attributable to the period of the Company’s occupation, possession, or control of the Real Estate.  Company acknowledges that it will be solely responsible for all cost and expenses relating to the cleanup of Hazardous Substances on the County Real Estate or on any other properties which become contaminated with Hazardous Substances attributable to the period of the Company’s occupation, possession, or control of the Real Estate.

10.7.
Upon closing, Company’s obligations under this Agreement are unconditional.  The representations, warranties, and covenants of Company set forth in this Agreement (including without limitation the indemnity provided for in paragraph 10.6 above) shall continue in effect and shall survive the transfer of the County Real Estate.

10.8.
As used in this Agreement, “Hazardous Substances” shall mean any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous, toxic, or radioactive substance, or other similar term, by any federal, state, or local environmental statute, regulation, or ordinance presently in effect or that may be promulgated in the future, as such statutes, regulations, and ordinances may be amended from time to time.  “Hazardous Substances” shall also include any substance which after release into the environment and upon exposure, ingestion, inhalation, or assimilation, either directly from the environment or indirectly by ingestion through food chains or otherwise, will or may be reasonably be anticipated to cause sickness, death, disease, behavior abnormalities, cancer, or genetic abnormalities.

10.9.	This Agreement shall be binding upon and inure to the benefit of County and Company and their respective heirs, representatives, successors, and assigns.

11.       Warranties.  County represents and warrants, and the same shall be true as of, and as a condition of, Closing, as follows:

11.1.
Subject to the Leases, County is the sole legal and beneficial owner of the County Real Estate and has good, indefeasible and marketable fee simple title to the County Real Estate, free and clear of any and all liens other than the Permitted Exceptions.

11.2.
This Agreement has been duly executed and delivered by County and constitutes the legal, valid and binding obligation of County, enforceable in accordance with its terms.  Neither the execution of this Agreement nor the consummation of the transfer of the County Real Estate contemplated hereby (i) conflicts with, violates or constitutes a default under or breach of (a) any law, statute, rule, regulation, ordinance, code, government requirement, order or decree, or (b) any promissory note, security agreement, mortgage, lease, contract, agreement, understanding or arrangement, or (ii) results or will result in the creation of or gives any party other than Company the right to acquire the County Real Estate, to obtain a lien upon the County Real Estate or to obtain any adverse right or claim upon the County Real Estate.

11.3.
County has the full right, power, and authority to enter into this Agreement and to consummate the transaction contemplated herein.  No consent, approval, authorization or waiver of any third party or any governmental agency or authority is required in connection with the sale of the County Real Estate by County to Company which will not be satisfied prior to the expiration of the Due Diligence Period.  There is no contract, agreement, understanding, commitment or option, other than this Agreement, relating to the purchase or sale of the Real Estate.

12.       County Cooperation.  The County acknowledges that Company may be required to provide to its primary lender a mortgage on the County Real Estate which shall be subject to all of such lender’s due diligence requirements regarding the Real Estate, and the County agrees to cooperate with such due diligence requirements at Company’s sole cost and expense.

13.       Default.  If either party fails to perform as required, the other party shall be entitled to pursue all remedies available at law or equity including specific performance.

14.       Attorney’s Fees.  Any party to this Agreement who is the prevailing party in any legal or equitable proceeding against any other party brought under or with relation to this Agreement or transaction shall be additionally entitled to recover court costs and reasonable attorney’s fees from the non-prevailing party.

15.       Risk of Loss.  The risk of loss due to damage or destruction with respect to each of CRI Real Estate and County Real Estate shall not pass to the other party until delivery of the respective deeds at Closing.  In the event any such damage or destruction is not fully repaired prior to Closing, the party to whom the damaged property is being conveyed, at its option, may either (a) terminate this Agreement, or (b) elect to close the transaction, in which event the current owner’s right to all insurance proceeds resulting from such damage or destruction shall be assigned in writing by the current owner to the party receiving the property at Closing.

16.       Closing.  The closing of the transactions contemplated hereunder shall take place within thirty (30) days after expiration of the Due Diligence Period (the “Closing Date”), or at such other time as the parties hereto may mutually hereafter agree (the “Closing”).

16.1.
Upon Closing, each party shall execute and deliver to the other a special warranty deed conveying good, marketable and indefeasible title in fee simple to the real estate being conveyed, subject only to Permitted Exceptions, and shall also execute and deliver an Owner’s Affidavit acceptable to each party which shall be in a form sufficient to cause any related standard exceptions to be deleted from the title insurance policy.  The Leases shall be terminated and the parties released from all obligations thereunder.

16.2.	The title insurance commitment shall be updated as of the date of Closing and the Closing insured. Any closing fee charged by the title company shall be paid by the Company.

17.       Inspection.  Each party during the Due Diligence Period and its agents shall be allowed reasonable access to the Real Estate for the purpose of conducting environmental, soil and other tests in evaluating the Real Estate.  Each party shall indemnify and hold the other harmless from any damage incurred as a consequence of or related to any such tests and evaluations, but not from the effects of any defects discovered.  In the event that such tests reveal any environmental defect or substandard soil conditions, either party shall have the right to terminate this Agreement by written notice to the other during the Due Diligence Period.  Each party acknowledges that, as a material part of the consideration for this Agreement, each party agrees to accept the Real Estate being conveyed to it on an “AS IS” basis, with all faults and all latent and patent defects, and without any representations or warranties by the conveying party, all of which the conveying party hereby disclaims.  Each party acknowledges that it has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, general condition, economic use and compliance of the Real Estate being conveyed, and that each party is not now relying, and will not later rely, upon any representations or warranties made by the conveying party or anyone acting or claiming to act by, through, under or on behalf of the conveying party concerning the Real Estate being conveyed.

18.       Economic Incentives.  Prior to the expiration of the Due Diligence Period, the Company and the County shall stipulate to an ongoing real estate tax increase of $60,000 per year (the “Ad Valorem Surcharge”) that will be associated with the Plant real property and included in the tax bill thereof. The Ad Valorem Surcharge shall be binding for a period of ten (10) years upon the then-owner of the Plant.  The Ad Valorem Surcharge shall be recorded at Closing and shall not act to fix the assessment amount or millage rate for real and personal taxes which shall continue to be set per applicable law.  Further, the Company agrees that it will cause the Plant to employ one hundred (100) new jobs over the five (5) year period commencing on the Closing Date, with the hiring of replacement positions, whether due to attrition, change in job classification or otherwise, being counted toward such number of new employees.

19.       Right of First Refusal.  At Closing, the County shall grant Company a right of first refusal on the CRI Real Estate and Company shall grant the County a right of first refusal on the County Real Estate.  The right of first refusal granted by Company shall only apply if it is selling the County Real Estate to a bona fide third party which does not intend to continue manufacturing and distribution at the Plant, provided that the right of first refusal granted by Company shall not apply to: (1) a buyer of the Company business, whether by merger, stock purchase or asset purchase, (2) transfers to any affiliate of Company, (3) transfers to any third party who intends to lease the Plant to Company or an affiliate, or (4) any buyer upon a foreclosure or deed of trust sale, which all of the foregoing clauses (1) - (4) in this paragraph shall discharge the right of first refusal in favor of the County.  Each party shall have a period of thirty (30) days to match the third-party offer.

20.        Miscellaneous.

20.1.
This Agreement and its terms shall be binding upon, and shall inure to the benefit of, the heirs, personal representatives, successors and assigns of the respective parties hereto.  Neither this Agreement nor any of its terms shall be strictly construed against any party hereto.

20.2.	This Agreement may be executed in several counterparts, each of which shall constitute but one and the same original.

20.3.	The terms of this Agreement may be modified or waived only by a separate writing signed by each of the parties that expressly modifies or waives any such term.

20.4.
The representations and covenants made by the parties and contained herein shall survive the performance of any obligations to which such representation and covenants relate.  In order for Company to be released from its obligations hereunder (other than the ad valorem tax obligation and right of first refusal which are in rem and run with the land) it must transfer the County Real Estate to a party which accepts and agrees to the obligations and commitments contained in this Agreement and in all other documents executed.

20.5.	This Agreement shall be governed by the laws of the State of Mississippi and venue shall lie in Tate County, Mississippi.

20.6.
All communications and notices expressly provided for herein shall be sent, by registered first class mail, postage prepaid, or any nationally recognized courier for delivery on the next business day, or by telecopy (with such telecopy to be promptly confirmed in writing sent by mail or overnight courier as aforesaid) as follows:

TATE COUNTY, MISSISSIPPI	Mike Campbell, President Board of Supervisors 201 South Ward Street Senatobia, MS 38668 FAX: 662-560-6205

CHROMCRAFT REVINGTON, INC.	Ronald H. Butler, Chairman 1330 Win Hentschel Boulevard Suite 250 West Lafayette, Indiana 47906 FAX: (765) 807-2660

IN WITNESS WHEREOF, Company Revington, Inc. has caused its name to be hereunto subscribed by its Chairman and CEO.  The County has caused its name to be hereunto subscribed by the Clerk of the Board of Supervisors, as of the date first above written.

TATE COUNTY, MISSISSIPPI		CHROMCRAFT REVINGTON, INC.

By:	/s/ Mike Campbell	By:	/s/ Ronald H. Butler
Mike Campbell, President, Board of
	Supervisors of Tate County, Mississippi	Its:	Chairman and CEO

ATTEST:

[SEAL]

/s/ Wayne Crockett
Wayne Crockett, Clerk, Board of Supervisors,
Tate County Mississippi

EXHIBIT A

Contracts and Leases

1.	Contract, dated April 3, 1961, between the City of Senatobia, Tate County, Mississippi, the Board of Supervisors of Tate County, Mississippi and Chromcraft Corporation, a Missouri corporation.

2.	Lease, dated February 15, 1962, between the Board of Supervisors of Tate County, Mississippi as Landlord and Chromcraft Corporation, a Missouri corporation, as Tenant.

3.	Lease, dated September 9, 1966, between the Board of Supervisors of Tate County, Mississippi as Landlord and Chromcraft, Inc., a New York corporation, as Tenant.

4.	Contract, dated May 5, 1969, between the Board of Supervisors of Tate County, Mississippi and Chromcraft, Inc., a New York corporation.

5.	Contract and Lease Agreement, dated April 17, 1972, between Tate County, Mississippi as Landlord and Chromcraft Corporation, a New York corporation, as Tenant.